                                                                                                         ---------------------------
                                                             UNITED STATES                               |      OMB APPROVAL       |
                                                   SECURITIES AND EXCHANGE COMMISSION                    |-------------------------|
                                                         WASHINGTON, D.C.  20549                         |OMB Number:    3235-0101 |
                                                                                                         |Expires: November 30,2003|
                                                                                                         |Estimated average burden |
                                                                                                         |hours per response...2.0 |
                                                                 FORM 144                                |-------------------------|
                                                                                                         |    SEC USE ONLY         |
                                                                                                         |-------------------------|
                                                    NOTICE OF PROPOSED SALE OF SECURITIES                | DOCUMENT SEQUENCE NO.   |
                                            PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933        |                         |
                                                                                                         |-------------------------|
ATTENTION:  TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER PLACING AN ORDER          | CUSIP NUMBER            |
            WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.              |                         |
                                                                                                         |-------------------------|
                                                                                                         | WORK LOCATION           |
                                                                                                         |                         |
                                                                                                         ---------------------------
-----------------------------------------------------------------------------------------------------------------------------------|
|1(a)  NAME OF ISSUER (PLEASE TYPE OR PRINT)                                   | (b)  IRS IDENT. NO.      | (c)  S.E.C. FILE NO.   |
|                                                                              |                          |                        |
|      U.S. Gold Corporation                                                   |       84-0796160         |         0-9137         |
|---------------------------------------------------------------------------------------------------------|------------------------|
|1(d)  ADDRESS OF ISSUER            STREET              CITY           STATE               ZIP CODE       |   (e) TELEPHONE NO.    |
|                                                                                                         |-------------|----------|
|     2201 Kipling Street, Suite 100                   Lakewood      Colorado               80215         |  AREA CODE  |   NUMBER |
|                                                                                                         |    303      |  238-1438|
|----------------------------------------------------------------------------------------------------------------------------------|
|2(a) NAME OF PERSON FOR WHOSE ACCOUNT |(b) IRS IDENT. NO. |(c)  RELATIONSHIP  |(d)  ADDRESS STREET      CITY     STATE   ZIP CODE |
|     THE SECURITIES ARE TO BE SOLD    |                   |     TO ISSUER     |                                                   |
|                                      |                   |                   |                                                   |
|     William W. Reid                  |                   |Officer/Director   | 25 Downing Street, 1-501, Denver, CO  80218       |
|----------------------------------------------------------------------------------------------------------------------------------|

         INSTRUCTION:  THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER
                                                    AND THE S.E.C. FILE NUMBER.

------------------------------------------------------------------------------------------------------------------------------------
|3(a)             | (b)                    |SEC USE ONLY | (c)          | (d)          |(e)          |(f)             |(g)         |
|  TITLE OF       |  NAME AND ADDRESS OF   |-------------|  NUMBER OF   |  AGGREGATE   | NUMBER OF   | APPROXIMATE    | NAME OF    |
|  THE CLASS      |  EACH BROKER THROUGH   |             |  SHARES OR   |  MARKET      | SHARES OR   | DATE OF SALE   | EACH       |
|  OF SECURITIES  |  WHOM THE SECURITIES   |BROKER-DEALER|  OTHER UNITS |  VALUE       | OTHER UNITS | (SEE INSTR.    | SECURITIES |
|  TO BE SOLD     |  ARE TO BE OFFERED OR  | FILE NUMBER |  TO BE SOLD  |  (SEE INSTR. | OUTSTANDING | 3(f))          | EXCHANGE   |
|                 |  EACH MARKET MAKER     |             |  (SEE INSTR. |  3(d))       | (SEE INSTR.)| (MO. DAY  YR.) | (SEE INSTR.|
|                 |  WHO IS ACQUIRING THE  |             |  3(c))       |              | 3(e)        |                | 3(g))      |
|                 |  SECURITIES            |             |              |              |             |                |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                 |   RBC Dain Raucher     |             |              |              |             |                |            |
|   Common        |   5251 DTC Parkway     |             |   100,000    |  $83,000     | 18,436,061  |   11/5/03      |   OTCBB    |
|                 |   Englewood, CO 80111  |             |              |              |             |                |   "USGL"   |
|                 |                        |             |              |              |             |                |            |
|-----------------|------------------------|-------------|--------------|--------------|-------------|----------------|------------|
|                 |                        |             |              |              |             |                |            |
|                 |                        |             |              |              |             |                |            |
|                 |                        |             |              |              |             |                |            |
|                 |                        |             |              |              |             |                |            |
|-----------------|------------------------|-------------|--------------|--------------|-------------|----------------|------------|
|                 |                        |             |              |              |             |                |            |
|                 |                        |             |              |              |             |                |            |
|                 |                        |             |              |              |             |                |            |
|                 |                        |             |              |              |             |                |            |
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:
1.  (a)  Name of issuer                                    3.  (a)  Title of the class of securities to be sold
    (b)  Issuer's I.R.S. Identification Number                 (b)  Name and address of each broker through whom the securities
    (c)  Issuer's S.E.C. file number, if any                        are intended to be sold
    (d)  Issuer's address, including zip code                  (c)  Number of shares or other units to be sold (if debt securities,
    (e)  Issuer's telephone number, including area code             give the aggregate face amount)
                                                               (d)  Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
                                                               (e)  Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
2.  (a)  Name of person for whose account the securities       (f)  Approximate date on which the securities are to be sold
         are to be sold                                        (g)  Name of each securities exchange, if any, on which the
    (b)  Such person's I.R.S. identification number,                securities are intended to be sold
         if such person is an entity
    (c)  Such person's relationship to the issuer
         (e.g., officer, director, 10% stockholder,
         or member of immediate family of any of the
         foregoing)
    (d)  Such person's address, including zip code

      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                       UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                         Page 1 of 2

|----------------------------------------------------------------------------------------------------------------------------------|
|                                                  TABLE I -- SECURITIES TO BE SOLD                                                |
|                                                                                                                                  |
|                   FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD                 |
|              AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:           |
|                                                                                                                                  |
|----------------------------------------------------------------------------------------------------------------------------------|
|             |            |                        |     Name of Person from Whom      |  Amount of   |              |            |
|  Title of   |  Date you  |  Nature of Acquisition |     Acquired (IF GIFT, ALSO       |  Securities  |   Date of    |  Nature of |
|  the Class  |  Acquired  |       Transaction      |      GIVE DATE DONOR ACQUIRED)    |   Acquired   |   Payment    |   Payment  |
|-------------|------------|------------------------|-----------------------------------|--------------|--------------|------------|
|             |            |                        |                                   |              |              |            |
|Common       |  10/31/03  |Exercise of Stock Option|  U.S. Gold Corporation            |   100,000    | 10/31/03     |  (1)       |
|             |            |                        |                                   |              |              |            |
|             |            |                        |                                   |              |              |            |
|             |            |                        |                                   |              |              |            |
|----------------------------------------------------------------------------------------------------------------------------------|
INSTRUCTIONS:      If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given.  If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

|----------------------------------------------------------------------------------------------------------------------------------|
|                                        TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS                                      |
|                                                                                                                                  |
|                       FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS         |
|                                         BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.                           |
|                                                                                                                                  |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                         |                             |                |      Amount of      |                   |
|        Name and Address of Seller       |  Title of Securities Sold   |  Date of Sale  |   Securities Sold   |  Gross Proceeds   |
|-----------------------------------------|-----------------------------|----------------|---------------------|-------------------|
|                                         |                             |                |                     |                   |
|   William Reid                          |  Common Stock               |  10/16/03      |      5,000          |   $ 4,600         |
|   2201 Kipling Street, Suite 100        |  Common Stock               |  10/17/03      |      3,500          |   $ 2,290         |
|   Lakewood, CO  80215                   |  Common Stock               |  10/21/03      |     40,000          |   $38,000         |
|                                         |  Common Stock               |  10/22/03      |      5,000          |   $ 4,850         |
|                                         |  Common Stock               |  10/23/03      |      6,000          |   $ 5,580         |
|                                         |  Common Stock               |  10/24/03      |      4,000          |   $ 3,760         |
|                                         |                             |                |                     |                   |
|----------------------------------------------------------------------------------------------------------------------------------|
REMARKS:
(1) The Reporting Person returned 22,857 options to purchase 22,857 shares of common stock to the Issuer which were cancelled by the Issuer under a cashless exercise to fund the purchase price of the 100,000 options exercised by the Reporting Person.  The market value of the Issuer's common stock on October 31, 2003 was $0.86 per share, less the exercise price of the returned options of $0.16, resulting in an aggregate equity value of the 22,857 shares underlying the options of $0.70 per share.


INSTRUCTIONS:                                                   ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144.    THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE
Information is to be given not only as to the person for whose  RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE
account the securities are to be sold but also as to all other  THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD
persons included in that definition.  In addition, information  TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE
shall be given as to sales by all persons whose sales are       SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY DISCLOSED.
required by paragraph (e) of Rule 144 to be aggregated with
sales for the account of the person filing this notice.

                  November 5, 2003                                                 /s/ William W. Reid
    --------------------------------------------------               -------------------------------------------------------
                   DATE OF NOTICE                                                        (SIGNATURE)

                        THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.
                                        AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED.
                                 ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.

|----------------------------------------------------------------------------------------------------------------------------------|
|   ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)         |
|----------------------------------------------------------------------------------------------------------------------------------|
                                                                                                                    SEC 1147 (09-03)

                                                                                                                         Page 2 of 2